Exhibit 10.1

STIFEL FINANCIAL CORP.

DEFERRED AWARD AGREEMENT

This award agreement is between Stifel Financial Corp., a Delaware corporation, including its past, present or future affiliates, subsidiaries, predecessors, successors, and parents (collectively, “Stifel” or the “Corporation”) and the identified Participant (the “Participant” or “you”).

You have been designated as a key employee of the Corporation under the Stifel Financial Corp. 2001 Incentive Stock Plan (2018 Restatement) as may be amended or restated from time to time, (the “Plan”), and assuming that you become a Participant in the Plan by signing this letter, the details of the restricted stock units (“RSUs”) which have been granted to you under the Plan (which are subject to the Plan) and/or a cash award (collectively the “Award”) each of which are subject to the following terms and conditions are as follows:

Name of Participant:

Grant DateDollar Value of RSUs / Award at GrantNumber of RSUs(1)Vesting ScheduleDistribution ScheduleN/A
[1]Fractional shares shall be rounded up. Each RSU gives the Participant the conditional right to receive from the Corporation, upon vesting, one common share.

1.

The granting of this Award is subject to all terms and conditions of this Deferred Award Agreement (“Agreement”) and in the case of a RSU award, the Plan.  The term “Termination of Employment” shall mean termination of your employment with the Corporation and/or its affiliates and shall occur on the date immediately following only the minimum notice of termination period prescribed by the Employment Standards Act, 2000 (Ontario) or the Employment Standards Code (Alberta) or other applicable labour standards legislation (depending on Participant’s province), not including any additional notice of termination period to which you may be entitled under contract or the common or civil law. The terms of this Agreement and the Plan (with respect to any RSU award), constitute the entire agreement between the Corporation and the Participant in relation to the Participant’s participation in the Plan (with respect to an RSU award) and replace all oral or written representations or agreements made by the Corporation or any affiliate in respect of the same on or prior to the entering into of this Agreement.  Any inconsistencies or conflicts between this Agreement and the Plan with respect to any RSU award will be governed by provisions of the Plan.  The Participant confirms receipt of a copy of the Plan.  Capitalized terms not otherwise defined herein shall have the meaning assigned to such term in the Plan.

2.

Each RSU is a proxy for one share of the Corporation’s common stock (“Share”) and entitles the holder to receive the value of one Share at the distribution date.  This is an unfunded and unsecured promise of the Corporation to deliver a future payment and such payment may be  in Shares or cash, at the sole discretion of the Corporation, determined at the time of distribution.  Except as otherwise provided in the Plan or this Agreement, the Award will vest and become payable as of the relevant vesting and distribution dates as described herein.

3.

To the extent dividends are paid on Shares while the RSUs governed by this award remain outstanding, the Corporation may in its discretion adjust the number of RSUs that are the subject of this award to reflect the value of the dividends you would have received if you had been the owner of Shares instead of RSUs.

4.

Except as otherwise provided in the Plan or this Agreement, upon your Termination of Employment before the relevant vesting date, you will forfeit your unvested RSUs or unvested cash or any other unvested Award.  For greater certainty, you shall have no entitlement to damages or other compensation arising from or related to not receiving any Award or any other form of compensation under this Deferred Award Agreement which would have accrued or been paid to you after your Termination of Employment.

However, in the event of your Termination of Employment as a result of (1) death or (2) disability (meaning any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months), all unvested Awards will become vested on your Termination of Employment and be payable approximately six months thereafter.

Further, if, in the event of your Termination of Employment, the Corporation makes a determination that it is in the Corporation’s best interest that you not forfeit your unvested Awards on the date of your Termination of Employment, selected unvested Awards shall not be forfeited merely because of Termination of Employment before the relevant scheduled vesting date or dates, but shall continue to vest on the relevant scheduled vesting date or dates so long as you do not engage in a Competitive Activity or a Soliciting Activity, as defined in the attached Appendix, until all such unvested Awards vest, provided you enter into a separation  agreement suitable to the Corporation.

Notwithstanding anything to the contrary in this Agreement, upon your Termination of Employment for Cause, as defined herein, all unvested Awards awarded pursuant to this Agreement will be forfeited.  Cause means you (i) have engaged in criminal conduct which could result in a statutory disqualification, could reasonably result in harm to Stifel or its’ reputation or which  the CEO of the Corporation (the “CEO”) or his or her designee determines involves dishonesty; (ii) willfully fail to perform your duties to the Corporation or engage in gross misconduct in connection with your employment; (iii) violate any applicable federal or provincial securities law, rule or regulation, or the rules of any exchange or self-regulatory organization to which the Corporation is subject or are subject to a suspension, bar or any other limitation on your activities by any regulatory or self-regulatory organization; (iv) violate any of the Corporation’s policies that could reasonably result in harm to Stifel or its’ reputation or employees; (v) violate any non-competition agreement or any agreement or policy relating to the Corporation’s confidential or proprietary information; (vi) impair, impugn, denigrate or negatively reflect upon the Corporation’s name, reputation or interest; (vii) engage in any conduct determined by the CEO or the Committee to be detrimental to the Corporation; (viii) act in excess of your authority as an agent, officer, director or employee of the Corporation; (ix) engage in actions deemed by the CEO or his or her designee which subject the Corporation to unnecessary risk to the detriment of the interest of the Corporation, its shareholders or its customers; or (x) any other act or omission or series of acts or omissions by you that would constitute cause for dismissal without notice at common law .  For the avoidance of doubt, conduct detrimental to the Company includes but is not limited to any action that results in a restatement of the financial statements of the Company. Whether or not a Termination of Employment is for Cause shall be determined by the CEO or his or her designee in his, her or its discretion.

Any amounts eligible for distribution with respect to this Award do not become “earned” until distributed to you.  Any amounts otherwise eligible for distribution with respect to this Award shall be distributed as soon as administratively feasible after the amounts have vested in accordance with this Award Agreement and/or the Plan; but no later than the fifteenth day of the third calendar month following the date the amount becomes vested; provided you (or your beneficiary) is not permitted to designate the taxable year of the payment.  Notwithstanding any provision in the Plan or this Award Agreement to the contrary, in no event will amounts eligible for distribution under a vested Award be distributed later than the end of the calendar year in which the amount becomes vested.

5.

In accordance with Section 15 of the Plan, you will be deemed to have provided notice to the Corporation to elect to have your withholding satisfied by a reduction of the number of Shares otherwise so deliverable.  Accordingly, the Corporation may, in its sole discretion, withhold from the payment to you hereunder a sufficient number of Shares to provide for the payment of any taxes required to be withheld by federal, provincial, local or foreign law with respect to income resulting from such payment. You have been advised to review with your own tax advisors the federal, provincial, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. You are relying solely on such advisors and not on any statements or representations of the Corporation or any of its agents. You understand that you (and not the Corporation) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

6.

At the time when an Award would otherwise become vested and distributed to you, prior to computing the final amount of such payment, the Corporation shall have the right to offset against that obligation any outstanding amounts including but not limited to any necessary withholding taxes then owed by you to the Corporation and you hereby consent to such offset.

7.

An Award does not represent an equity interest in the Corporation, and carries no voting rights. You will not have any rights of a shareholder with respect to the RSUs until the Shares have been delivered to you.  Neither this Award Agreement, nor any RSU or cash amount granted under it, is transferable or alienable by the Participant either by pledge, assignment or in any other manner whatsoever.

8.

This Award is to incent you to undertake employment or continue to remain employed with the Corporation and is in addition to and not a substitute for or in lieu of ordinary salary and wages received by you in respect of your service to the Corporation.

9.

Notices hereunder and under the Plan, if to the Corporation, shall be delivered or mailed to the Corporation’s principal office, 501 North Broadway, St. Louis, MO 63102, attention of General Counsel, or, if to you, shall be delivered to you or mailed to your address as the same appears on the records of the Corporation.

10.

All decisions and interpretations made by the Corporation with regard to any question arising hereunder shall be binding and conclusive on all persons. In the event of any inconsistency between the terms of this agreement and the Plan, the Plan shall govern.

11.

By accepting this Award, you acknowledge that the federal and provincial securities laws and/or the Corporation’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with your RSUs. You agree to comply with such federal and provincial securities law requirements and Corporation policies, as such laws and policies are amended from time to time.

12.

The Corporation may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate the award granted under this agreement, provided, however, that no such action shall impair your rights under this Agreement without your consent.

13.

The Participant understands that the Corporation and, if applicable, its affiliates will hold certain personal information about the Participant, including but not limited to the Participant’s name, home address, telephone number, date of birth, salary, nationality, job title, account details, tax and social insurance numbers, details of the grant of RSUs made to the Participant and any other personal and financial information about the Participant relevant to the operation of the Plan (collectively, “Personal Data”).  Certain Personal Data may be subject to restrictions on the collection, processing and use of the same within the meaning of applicable law.  In consideration of the Corporation agreeing to enter into the Grant Agreement, the Participant hereby provides express consent to the Corporation, each affiliate and any other person providing services to any such person in connection with the administration of the Plan, to collect, hold, process and use any such Personal Data.

14

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario or Alberta or Quebec (depending on Participant’s province) and the laws of Canada applicable therein without giving effect to any choice or conflict of law provisions.  However, in the event the Participant is a U.S. Taxpayer, without limiting the generality of Section 14 herein, RSUs granted under the Plan to Participants subject to taxation in the United States are intended to be exempt from US Internal Revenue Code Section 409A pursuant to US Treasury Regulation Section 1.409A-1(b)(4) and all documentation covering such RSUs will be construed in accordance therewith to the maximum extent permitted by applicable law.  Notwithstanding the foregoing, the Corporation will have no duty or obligation to minimize the tax consequences of a grant of RSUs to the Participant.

IF YOU, THE PARTICIPANT, AGREE TO PARTICIPATE IN THE PLAN AND COMPLY WITH ITS TERMS AND CONDITIONS, PLEASE SIGN ONE COPY OF THIS AWARD AGREEMENT AND RETURN IT TO CASEY HARMAN, ACCOUNTING, ST. LOUIS HEADQUARTERS WITHIN FIVE BUSINESS DAYS OF RECEIPT.

Stifel Financial Corp. By:

Name: Ronald J. Kruszewski
Title: Chairman and CEO

BY ACCEPTING THIS AWARD AGREEMENT, I ACCEPT ALL OF THE TERMS CONTAINED THEREIN.

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Witness	)	Participant
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Appendix

Definitions:  The following words and phrases, whether or not capitalized, shall have the meanings specified below for purposes of this Agreement:

“Client” means any client, former client or prospective client of the Corporation to whom the Participant or Former Participant provided services, or for whom the Participant or Former Participant transacted business, or whose identity became known to the Participant or Former Participant in connection with the Participant’s or Former Participant’s relationship with or employment by the Corporation.

“Competitive Activity” means to:

(a)form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise; or

(b)associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity (1) which is similar or substantially related to any activity in which the Participant or Former Participant  was engaged, in whole or in part, at the Corporation, (2) for which as had direct or indirect managerial or supervisory responsibility at the Corporation, or (3) which calls for the application of the same or similar specialized knowledge or skills as those utilized by the Participant or Former Participant  in the Participant’s or Former Participant’s activities at the Corporation at any time during the one-year period immediately prior to the Termination of Employment of the Participant or Former Participant, and, in any such case, irrespective of the purpose of the activity or whether the activity is or was in furtherance of advisory, agency, proprietary or fiduciary business of either the Corporation or the Competitive Enterprise. (By way of example only, an “advisory” investment banker joining a leveraged-buyout firm or a research analyst becoming a proprietary trader or joining a hedge fund would constitute a Competitive Activity.)

“Competitive Enterprise” is a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in, financial services such as investment banking, public or private finance, financial advisory services, provision of investment advice, products or services, private investing (for anyone other than the Participant or Former Participant  and members of the Participant’s or Former Participant’s family), merchant banking, asset or hedge fund management, securities brokerage, sales, lending, custody, clearance, settlement or trading.

“Corporation” means Stifel and its affiliates, subsidiaries, predecessors, and successors.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

“Soliciting Activity” means to: directly or indirectly, (1) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Corporation, (2) Solicit (or attempt to Solicit) any relationship between the Corporation and a Client, or (3) Solicit any person who is an Employee to resign from the Corporation or to apply for or accept employment with, or agree to perform services for, any Competitive Enterprise.

Beneficiary Designation

          If you would like to designate a beneficiary to exercise your rights under this agreement in the event of your death, please complete your designation in the space provided below, as well as please sign and print your name and date in the space provided below, and return this Agreement to Stifel Financial Corp., 501 North Broadway, St. Louis, MO 63102, to the attention of Casey Harman, Accounting.

Beneficiary:	__________________________________________________
Participant name (print & sign):	__________________________________________________

Date: